Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-122167) pertaining to the CDT Acquisition Corp. Amended and Restated Stock Incentive Plan and the Cambridge Display Technology, Inc. 2004 Stock Incentive Plan and the Registration Statement (Form S-3 No. 333-131208) of our report dated March 7, 2005, with respect to the consolidated financial statements of Cambridge Display Technology, Inc. at December 31, 2004, and for each of the two years in the period then ended, included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/    Ernst and Young LLP

Ernst and Young LLP

New York, NY

March 13, 2006